Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Mitcham Industries, Inc. of our reports dated April 4, 2012, relating to our audits of the consolidated financial statements for each of the three years in the period ended January 31, 2012, and our audit of the effectiveness of internal controls over financial reporting as of January 31, 2012, which appear in the Annual Report on Form 10-K of Mitcham Industries, Inc. for the year ended January 31, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP
Hein & Associates LLP

Houston, Texas

April 10, 2012